Exhibit 10.28
MUTUAL SEPARATION AGREEMENT AND RELEASE
This Mutual Separation Agreement and Release ("Agreement") is made by and between Mike Bums ("Employee") and Gigamon Inc. (the "Company") (collectively referred to as the "Parties" or individually referred to as a "Party").
RECITALS
WHEREAS, Employee is employed by the Company;
WHEREAS, the Parties entered into a Change in Control Severance Agreement, dated July 29, 2014 (the "CIC Severance Agreement"), which set forth certain separation payments and benefits to which Employee would become entitled upon a qualifying termination of employment from the Company;
WHEREAS, Employee signed an Employee Agreement Regarding Proprietary Information and Inventions with the Company, dated July 23, 2014 (the "Confidentiality agreement");
WHEREAS, Employee holds the equity awards listed on Appendix A attached hereto to purchase or receive shares of the Company's common stock (the "Equity Awards"), which are each subject to the terms and conditions of the Gigamon Inc. 2013 Equity Incentive Plan and the award agreements memorializing such Equity Awards (collectively, the "Equity Agreements") as appropriate;
WHEREAS, Employee and the Company have mutually agreed to terminate Employee's employment relationship with the Company, effective February 28, 2017 (the "Separation Date"); and
WHEREAS, if the Employee remains employed through the Separation Date or if Employee is terminated by the Company without Cause or the Employee terminates for Good Reason, Employee will be entitled to the severance benefits set forth in Section 2 below, subject to the Employee executing and not revoking this Agreement and a supplemental release in accordance with the terms below; and
WHEREAS, the Parties wish to resolve any and all disputes, claims. complaints, grievances, charges, actions. petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to. any and all claims arising out of or in any way related to Employee's employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.	Separation Date, Employment Status; Acknowledgments.
a.Separation Date. Employee's employment with the Company will terminate on the Separation Date, or earlier as provided in Section 1.b (the date of Employee's Actual Separation of employment with the Company, the "'Actual Separation Date'"). On the Separation Date, and if requested by the Company on the Actual Separation Date, Employee will execute and not revoke the Supplemental Release Agreement attached hereto as Appendix B, which shall be on terms substantially similar to those set forth in Section 5 below with respect to the period between the Effective Date and the Actual Separation Date (the "Supplemental Release"). Until the Separation Date Employee's primary responsibilities will be as an advisor reporting to the Company's CEO.
b.Employment Status. Employee is free to terminate Employee's employment at any time prior to the Separation Date, for any reason or for no reason. Similarly, the Company is free to terminate Employee's employment at any time prior to the Separation Date, for any reason or for no reason subject to the terms of this Agreement. As described in Section 2, Employee may be entitled to severance benefits depending on the circumstances of Employee's termination of employment with the Company. For avoidance of doubt, Employee's change to service as an advisor reporting to the Company's CEO will not trigger the Employee's right to terminate his employment for Good Reason under the CIC Severance Agreement.
c.Base Salary and Benefits. Until Employee's Actual Separation Date, Employee will continue to receive Employee's base salary and to participate in the Company's benefit programs in accordance with their respective terms and conditions. Employee's Equity Awards will continue to vest pursuant to their existing terms through the Actual Separation Date, such that if the Actual Separation Date occurs on the Separation Date, each Equity Award will be vested, and, if applicable, exercisable, to the extent provided on Appendix A, subject to potential additional vesting as provided for in Section 2.b. if Employee's employment is terminated by the Company other than for Cause or if Employee terminates for Good Reason. Employee's health insurance benefits shall cease on the last day of the month in which the Actual Separation Date occurs, subject to the Employee's rights to continue his health insurance under COBRA, and the COBRA benefit described in Section 2.c below, if applicable. Except as provided in this Agreement. Employee's participation in all benefits and incidents of employment, including, but not limited to, vesting in incentive awards and the accrual of bonuses, vacation, and paid time off will cease as of the Actual Separation Date.
d.Bonus. If the Employee remains continuously employed through the Separation Date or if Employee is terminated by the Company without Cause or the Employee terminates for Good Reason, Employee will be eligible to receive a cash bonus in accordance with the terms and conditions of the Company's bonus plan (the Bonus plan") as if Employee remained continuously employed through the Separation Date. Any bonus earned under this Section 1.d will be paid in a lump sum, less applicable withholding, to Employee on the date such bonuses are otherwise payable to other Company executives under the terms of the Bonus Plan but in no event later than March 15. 2017.
e.Accrued Payments. Upon the Actual Separation Date. the Company will pay Employee (i) the Employee's accrued but unpaid salary and accrued but unused vacation. in each case as accrued through the Actual Separation Date. and (ii) any unreimbursed business expenses required to be reimbursed pursuant to the Company's n01mal and customary business expense reimbursement procedures.
2.Consideration. In consideration for Employee's release and waiver of claims set forth in this Agreement and in the Supplemental Release, if Employee remains employed with the Company through the Separation Date, or, if prior to the Separation Date, Employee's employment with the Company is terminated by the Company without Cause, or the Employee terminates for any reason, then, subject to Employee executing and not revoking this Agreement in accordance with its terms and executing and not revoking the Supplemental Release in accordance with its terms, Employee will receive the following:
a.Cash Severance. The Company will pay Employee a lump sum payment equal to the sum of (i) $160,000 and (ii) only if Employee is terminated by the Company without Cause or the Employee terminates for Good Reason prior to the Separation Date, an amount equal to Employee's base salary that he would have been paid between the Actual Separation Date and the Separation Date in each case less applicable withholdings and payable in accordance with the Company's normal payroll practices within ten (10) days of the Supplemental Release Effective Date (as defined in the Supplemental

Release). The payment in this section satisfies the Company's obligations set forth in Section 3(a)(i) of the CIC Severance Agreement.
b.Equity Vesting Acceleration. On March 14, 2017, Employee will be entitled to the acceleration of the vesting of his Equity Awards as to the unvested portion of each Equity Award that would have vested had Employee continued to be employed with the Company through the date that is six (6) months following the Actual Separation Date (or following the Separation Date if such termination occurs prior to the Termination Date on account of a termination without Cause by the Company or by Employee for Good Reason in accordance with Section 4). The vesting acceleration in this section satisfies the Company's obligations set forth in Section 3(a)(ii) of the CIC Severance Agreement.
c.COBRA Reimbursements. The Company will reimburse Employee for the costs of premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amend ("'COBRA") for such coverage (at the coverage levels in effect immediately prior to Employee's termination of employment) until the earlier of(i) a period of six (6) months from the Actual Separation Date or if Employee is terminated by the Company without Cause or the Employee terminates Good Reason, the Separation Date, or (ii) the date upon which Employee and/or Employee's eligible dependents becomes covered under similar plans. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation. Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee's group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Actual Separation Date and continue for the period of months indicated in this section. The payments in this section set forth in this section satisfy the Company's obligations under Section 3(a)(iii) of the CIC Severance Agreement.
d.Notwithstanding anything in this Section 2 to the contrary, if the Actual Separation Date or if Employee is terminated by the Company without Cause or the Employee terminates without Good Reason the Separation Date occurs during the Change in Control Period (as defined in the CIC Agreement) or following a Change in Control under circumstances that otherwise would make Executive eligible for the benefits under this Section 2, then Executive may be eligible for the enhanced benefits under Section 3(b) of the CIC Agreement in lieu of the benefits under this Section 2, in accordance with the terms of the CIC Agreement. All payments and benefits under this Agreement shall be paid or provided in accordance with Section 4(c) of the CIC Agreement and any outplacement expenses must be incurred by Employee no later than the December 31 of the second calendar year following the calendar year in which Employee's Actual Separation Date occurs.
3.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options vesting, and any and all other benefits and compensation due to Employee.
4.Equity Awards. If Employee's employment terminates as of the Separation Date or if Employee is terminated by the Company without Cause or the Employee terminates for Good Reason and the Supplemental Release becomes effective, Employee shall be eligible to continue to vest in his Equity Awards to the extent listed on Appendix A in the column labeled "Vested Before Separation Date'" in accordance with their existing vesting schedule as set forth in the Equity Documents as if Employee had remained employed with the Company through each applicable vesting date. Upon the Supplemental Release becoming effective in accordance with its terms, Employee will vest in an additional portion of his Equity Awards consistent with Section above and listed on Appendix A in the column labeled "Vesting Following Effectiveness of Supplemental Release." If the Actual Separation Date is before the Separation Date as a result of Employee's voluntary resignation other than for Good Reason, (a) the Equity Awards that otherwise would be eligible to vest had Employee continued to be employed by the Company through the Separation Date will continue to vest on their same vesting schedule as if Employee had continued to be employed by the Company through the Separation Date and (b) the Equity Awards that otherwise would be eligible to vest after the Separation Date had Employee continued to be employed by the Company through the date that is six months following the Actual Separation Date will fully vest and settle on March 14, 2017, in each case, pursuant to the terms of the Equity Awards. Any remaining unvested shares subject to the Equity Awards will be forfeited as of the Actual Separation Date (with any shares that could be vested upon or following the effectiveness of the Supplemental Release not forfeited until either the effective date of the Supplemental Release or the date on which Employee's opportunity to sign the Supplemental Release has expired). Except as set forth in Section 2.b. and Section 4. the Equity Awards will be governed by the terms and conditions of the Equity Documents.
5.Release of_Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the "Releases"). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a.any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;
b.any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;
d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VIl or the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, the California Family Rights Act, the California Labor Code, the California Workers' Compensation Act, and the California Fair Employment and Housing Act;
e.any and all claims for violation of the federal or any state constitution;
f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.any and all claims for attorneys' fees and costs.
i.Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release (a) claims that cannot be released as a matter of law. including, but not limited to, Employee's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee's release of claims herein bars Employee from recovering such monetary relief from the Company) (b) claims for indemnification pursuant to any statute or any agreement with the Company including under its incorporation documents or otherwise and (c) any claim for coverage under any D&O or other similar insurance policy. Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 17, except as required by applicable law.
6.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of I967 (''ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement, (b) he has 21 days within which to consider this Agreement, (c) he has 7 days following his execution of this Agreement to revoke this Agreement, (d) this Agreement shall not be effective until after the revocation period has expired, and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above. Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
7.California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
8.No Pending or Future_ Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
9.Application for Employment. Employee understands and agrees that. as a condition of this Agreement. Employee shall not be entitled to any employment with the Company. and Employee hereby waives any right. or alleged right. of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.
10.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company's trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee's signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.
11.No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within 3 business days of its receipt. a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees. Employee shall state no more than that he cannot provide counsel or assistance.
12.Protected Activity Not Prohibited. I understand that nothing in this Agreement shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Agreement. "Protected Activity" means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity

Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). I understand that in connection with such Protected Activity. I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications. I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential information to any parties other than the Government Agencies. I further understand that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications.
13.Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company's human resources department. The Company will not publicly disparage Employee.
14.Breach. In addition to the rights provided in the "Attorneys' Fees" section below. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.
15.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement or any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or any fault or liability whatsoever to Employee or to any third party.
16.Costs. The Parties shall each bear their own costs. attorneys' fees, and other fees incurred in connection with the preparation of this Agreement.
17.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES ("JAMS"), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES ("JAMS RULES"). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS' FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE, SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
18.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee's failure to pay or delayed payment of federal or state taxes or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs. This Agreement is intended to comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder ("'Section 409A'") and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.
19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
20.No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
22.Attorneys' Fee. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action.
23.Entire Agreement. This Agreement, together with the Confidentiality Agreement, the CIC Severance Agreement (except as amended by this Agreement), the Bonus Plan (except as amended by this Agreement) and the Equity Agreements (except as amended by this Agreement), represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee's relationship with the Company.
24.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company's Chief Executive Officer.
25.Governing Law. This Agreement shall be governed by the laws or the State of California, without regard for choice-of-law provisions.
26.Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within 21 days. Each Party has 7 days after that Party signs this Agreement to revoke it. This Agreement will become effective on the 8th day after Employee signed this Agreement so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Effective Date").
27.Counterpart. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part or each of the undersigned.
28.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

a.	he has read this Agreement;

b.	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel or his own choice or has elected not to retain legal counsel;

c.	he understands the terms and consequences of this Agreement and of the releases it contains;

d.	he agrees that the consideration provided under this Agreement satisfies all of the Company's obligations under the CIC Severance Agreement and

e.	he is fully aware of the legal and binding effect of this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MIKE BURNS, AN INDIVIDUAL

Dated:	November 9, 2016		/s/ Mike Burns

GIGAMON INC.

Dated:	November 9, 2016	By:	/s/ Paul Bradley Shinn
		Name:	Paul Bradley Shinn
		Title:	CLO

Appendix A
The chart below shows the number of shares subject to Employee's outstanding Equity Awards that will be vested and unvested as of the Separation Date (assuming continued employment through that date), in all cases, including amounts that vested in accordance with the accelerated vesting provisions described in Section 2.b. above. In the event the Actual Separation Date is different than the Separation Date. the numbers below likely will be subject to adjustment.

Grant #	Grant Date	Type of Award	Exercise Price	Granted	Exercised at 11/4/2016	Vested Before Separation Date	Unvested Before Separation Date	Vesting Following Effectiveness of Supplemental Release	Vested After Supplemental Release	Forfeited as of Actual Separation Date
						(1) (3) (4)		(2)	(1) (3) (4)
201401	7/29/2014	RSU	N/A	58,984	—	36,865	22,119	7,373	44,238	14,746
201424	11/5/2014	RSU	N/A	6,000	—	6,000	—	—	6,000	—
201503	2/17/2015	RSU	N/A	24,000	—	12,000	12,000	3,000	15,000	9,000
202061	2/16/2016	RSU	N/A	20,000	—	5,000	15,000	2,500	7,500	12,500
202069	2/16/2016	RSU	N/A	8,188	—	4,094	4,094	2,047	6,141	2,047
			RSU Totals:	117,172	—	63,959	53,213	14,920	78,879	38,293
202448	2/16/2016	PSU	N/A	20,000	—	5,000	15,000	2,500	7,500	12,500
			PSU Totals:	20,000	—	5,000	15,000	2,500	7,500	12,500
201400	7/29/2014	2013/NQ	11.02	99,283	55,842	8,278	35,163	12,410	20,688	22,753
201512	2/7/2015	2013/NQ	21.44	48,000	20,000	4,000	24,000	6,000	10,000	18,000
			Option Totals:	147,283	75,842	12,278	59,163	18,410	30,688	40,753

1.	This number includes RSUs that will already have been vested and settled to Employee as of February 28, 2017.

2.
Represents the number or shares subject to each Equity Award had Employee continued to be employed with the Company) through the date that is six (6) months following the Separation Date. In the event the Actual Separation Date is different than the Separation Date, the number or shares subject to each award will be recalculated through the date that is six (6) months following the Actual Separation Date.

3.
With respect to vested RSUs, this number does not reflect any shares of Company common stock that will be retained by the Company for tax withholding purposes in connection with the net-settlement on the issuance or shares of the Company's common stock.

4.
Vesting for the PSU Grant is scheduled to be determined on February 15, 2017. For the purposes of this document, it has been assumed that the award will be at 100%. Actual reward amount and subsequent vesting to be determined at that day and 10 be governed by the PSU Agreement signed in connection with grant.

Appendix B
SUPPLEMENTAL RELEASE AGREEMENT
In consideration for the mutual promises and consideration provided both herein and in the Separation Agreement and Release (the "Separation Agreement") between Mike Burns ("'You") and Gigamon Inc. (the "Company") (collectively referred to as the "Parties" or individually referred to as a "Party"), the Parties hereby extend by this Supplemental Release Agreement (the "Agreement") the release and waiver provisions in the Separation Agreement to any and all claims that may have arisen between the Effective Date of the Separation Agreement and the Effective Date of this Agreement, and to add such releases and waivers as provided herein, expressly including but not limited to a waiver of any federal age related claims under the ADEA.
1.Release. The undersigned Parties expressly acknowledge and agree that the terms of the Separation Agreement shall apply equally to this Agreement, shall be construed to be extended through the Effective Date of this Agreement, and are incorporated by reference herein. You agree that the consideration provided in the Separation Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns(collectively, the "Releases"). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.
2.Unknown Claims. You acknowledge that you have been advised to consult with legal counsel and that you are familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in your favor at the time of executing the release, which, if known by you, must have materially affected your settlement with the Releasee. Being aware of this principle, you agree to expressly waive any rights you may have to that effect, as well as under any other statute or common law principles of similar effect.
3.ADEA Waiver. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 "ADEA"), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA. nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company's behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.
4.Effective Date. You understand that this Agreement shall be null and void if not executed by you within the twenty-one (21) day period set forth under paragraph 3 above. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Supplemental Release Effective Date"").
5.Voluntary Execution. You represent and warrant that you executed this Agreement voluntarily, without any duress or undue influence by the Company or any third party, with the full intent of granting the Releasees the releases set forth in this Agreement. You acknowledge that:

a.	you read this Agreement;

b.	you have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or elected not to retain legal counsel;

c.	you understand the terms and consequences of this Agreement and of the releases it contains; and

d.	you are fully aware of the legal and binding effect of this Agreement.
6.Entire Agreement. This Agreement, together with the Separation Agreement referenced herein (and any agreements survived thereunder), represents the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and your employment with the Company, and the termination of such relationship from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company.
7.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MIKE BURNS, AN INDIVIDUAL

Dated:	, 2016

GIGAMON INC.

Dated:	, 2016	By:
Name:
Title: